Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Stewardship Financial Corporation:

We consent to the use of our report dated March 27, 2015, with respect to the consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, incorporated by reference in the Registration Statement on Form S-3 and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
May 21, 2015